Exhibit (a)(5)(A)

CARL C. ICAHN ISSUES OPEN LETTER TO SOUTHWEST GAS STOCKHOLDERS

ICAHN ENTERPRISES L.P. TO INITIATE TENDER OFFER

FOR ANY AND ALL OF THE OUTSTANDING SHARES OF COMMON STOCK OF

SOUTHWEST GAS HOLDINGS, INC. AT $75.00 PER SHARE IN CASH

ICAHN TO COMMENCE PROXY CONTEST TO ELECT FULL SLATE OF

DIRECTORS AT THE 2022 ANNUAL MEETING OF SWX STOCKHOLDERS

Sunny Isles Beach, Florida, October 14, 2021 — Today, Carl C. Icahn released the following open letter to stockholders of Southwest Gas Holdings, Inc. (NYSE: SWX).

Investor Contacts:

Harkins Kovler, LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@harkinskovler.com / jkovler@harkinskovler.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

October 14, 2021

To ALL Stockholders of SWX:

We tried to prevent the disastrous Questar deal before it was signed by calling SWX management a number of times—but to no avail. CEO John Hester’s assistant kept telling me that he was “out to lunch.” I couldn’t help thinking that she couldn’t be more correct.

We fear the Questar deal can be explained only by management’s desire to empire build and entrench themselves with a deal that requires the issuance of “common equity and equity-linked instruments of $900 million—$1 billion” at ridiculously low prices to “cherry-picked” friends who will be blindly supportive of Hester and his team, regardless of what other value-destructive deals they pursue.

Based on management’s past actions, our fears are rational; not cynical. We believe Hester and his team would go to any length – including value destruction – to keep his $6 million compensation package. He is not only proving that now, but he has proved it several times over.

Other stockholders obviously agree. SWX stock declined by an amazing ~8% after the deal was announced—and we believe the price would be even lower now, absent our involvement.

When we finally got on the phone with Hester and his team on October 7th, we told them emphatically that the proposed >25% equity and equity-linked issuance, with no stockholder vote, would not only depress the valuation but would also be a massively dilutive travesty.

We went on to tell them that, while we would much prefer to see the deal cancelled, if they choose to close, causing $900 million—$1 billion of dilution, they should at least offer the cheap stock to existing stockholders through a rights offering. We also told them that it is imperative that they do not try to place this depressed equity with their “friends.” We told them that we believe there would be no trouble finding a “guarantor” for the rights offering, but if they did, we would be happy to step in and be that “guarantor.”

We also proposed that we receive board representation in order to prevent further tyranny against stockholder interests. However, we also stated that, whether or not we receive board representation, we will still support a rights offering – even if we are not asked to be the guarantor.

Mr. Hester confirmed that he would review our proposals with his board. Both parties agreed that they would do nothing publicly until our next conversation was to occur on October 13th.

However, management violated our gentlemen’s agreement by announcing a poison pill on Monday, October 11th. Based on the company’s past actions, we were not surprised. SWX cynically calls the pill a “stockholder rights plan” when in reality it serves only to abrogate the rights of stockholders. We believe a more accurate name for the pill would be a “board and management job protection plan.”

On our agreed upon call on Wednesday, October 13th, Hester refused to give us any concrete answer concerning the rights offering and refused to give us any type of guarantee that he would not place the $900 million—$1 billion of depressed stock with his cherry-picked friends. He also told us he could not give us any commitment concerning board seats. We told Hester that we could not risk additional time passing, given the company’s history of undertaking damaging corporate actions. We therefore told him that we intended to give stockholders another option by making an offer for the company immediately.

THEREFORE, WE ARE TODAY ANNOUNCING OUR INTENTION TO LAUNCH A PROXY CONTEST TO REPLACE THE ENTIRE BOARD AND COMMENCE A TENDER OFFER FOR ANY AND ALL COMMON SHARES AT $75 PER SHARE IN CASH.

We believe our tender offer will be in the best interests of ALL stockholders of SWX in that it will provide immediate liquidity at a significant premium for those who wish to tender their shares, while also providing the opportunity for those stockholders who, like us, believe in the long-term prospects of the company – under proper management – to realize its potential upside.

We believe strongly that stockholders should be given a chance to freely accept our tender offer if they choose to do so – without the obstacle of board-imposed impediments such as the recently adopted poison pill. Following the launch of our tender offer, SWX will be required to issue a recommendation to stockholders either for or against the offer. We find it hard to understand how the company could not recommend our tender to stockholders given that management will likely attempt to sell stock at $65 or less to finance the ill-advised Questar acquisition while we are offering to buy the stock at $75 per share.

TENDER OFFER AND PROXY CONTEST

Icahn Enterprises L.P. (NYSE: IEP) intends to initiate a tender offer through one or more affiliated entities for ANY AND ALL of the outstanding shares of the common stock, $1.00 par value per share (the “Shares”), of Southwest Gas Holdings, Inc. (NYSE: SWX) at $75.00 per Share in cash.

If our tender offer causes a third-party to make a legitimate bid higher than $75.00 per share, we intend to either raise our bid or support that higher bid.

The closing of the tender offer will not be subject to any due diligence or financing conditions.

The tender offer will be conditioned upon the elimination of the recently announced poison pill and the waiver of the application of Article 7(A) of SWX’s certificate of incorporation. Icahn Enterprises believes that if a majority of the outstanding Shares are tendered into the offer, even this board of directors will eliminate the pill and remove the other obstacles to the consummation of the offer. Icahn Enterprises also intends to commence a proxy contest to elect a full slate of directors at the 2022 annual meeting of SWX stockholders in an effort to ensure that these obstacles will be removed if the SWX board obstinately refuses to do so.

The tender offer will also be conditioned upon confirmation that SWX has not issued, and has not authorized or proposed the issuance of, any equity or equity-linked securities (except under ordinary course compensation arrangements), other than pursuant to a rights offering that permits each SWX stockholder to participate in such transaction on a pro-rata basis in order to prevent dilution. SWX does not need to issue equity prior to the 2022 annual meeting of stockholders and Icahn Enterprises believes that even this board would not dare rob stockholders of the opportunity to accept our offer by diluting stockholders prior to the meeting – especially if a majority of the outstanding Shares are tendered into the offer.

The tender offer will also be conditioned upon the receipt of all required regulatory approvals, which Icahn Enterprises believes can occur prior to the time of the annual meeting. However, in the event that all such approvals have not been received prior to the annual meeting, Icahn Enterprises intends to continue extending the expiration date of the tender offer for at least six months following the annual meeting, provided that at least 40% of the outstanding Shares have been tendered (thus demonstrating stockholders’ support for the offer). In the event that all such approvals have not been received prior to the annual meeting, Icahn Enterprises will also ask stockholders at the annual meeting to approve a proposal to call a special meeting of stockholders and to require the board of SWX to put forth at such special meeting the election of the slate of Icahn directors following their approval by regulators. This process will ensure that our blue ribbon slate of directors will be seated as soon as possible following regulatory approval and thus be in position to remove all obstacles to the consummation of our offer.

The tender offer will include withdrawal rights so that a tendering shareholder can freely withdraw any shares prior to the acceptance of such shares for payment under the tender offer.

About Icahn Enterprises L.P.

Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in eight primary business segments: Investment, Energy, Automotive, Food Packaging, Metals, Real Estate, Home Fashion and Pharma.

Forward-Looking Statements

This letter may contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Forward-looking statements in this document include, without limitation, statements regarding the planned completion of the offer. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: statements regarding the anticipated benefits of the transaction; statements regarding the anticipated timing of filings and approvals relating to the transaction; statements regarding the expected timing of the completion of the transaction; the percentage of SWX’s stockholders tendering their shares in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees and customers; stockholder litigation in connection with the transaction resulting in significant costs of defense, indemnification and liability; and other risks and uncertainties discussed in Icahn Enterprises’ filings with the SEC, including the “Risk Factors” sections of its Annual Report on Form 10-K for the year ended December 31, 2020 and the subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed by affiliates of Icahn Enterprises and the Solicitation/Recommendation Statement to be filed by SWX. Icahn Enterprises does not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this letter are qualified in their entirety by this cautionary statement.

ADDITIONAL INFORMATION; NOTICE TO INVESTORS

THE PROPOSED TENDER OFFER DESCRIBED ABOVE HAS NOT YET COMMENCED. THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES. AT THE TIME THE TENDER OFFER IS COMMENCED, AFFILIATES OF ICAHN ENTERPRISES WILL FILE A TENDER OFFER STATEMENT AND RELATED EXHIBITS WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) AND SWX WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE TENDER OFFER WITH THE SEC. STOCKHOLDERS OF SWX ARE STRONGLY ADVISED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE RELATED EXHIBITS) AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS THEY MAY BE AMENDED FROM TIME TO TIME, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. IF THE TENDER OFFER IS COMMENCED, THE TENDER OFFER STATEMENT (INCLUDING THE RELATED EXHIBITS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, IF THE TENDER OFFER IS COMMENCED, THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED BY ICAHN ENTERPRISES (OR ITS AFFILIATES) WITH THE SEC WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF SWX FREE OF CHARGE UPON REQUEST TO THE INFORMATION AGENT FOR THE TENDER OFFER. THE INFORMATION AGENT FOR THE TENDER OFFER WILL BE HARKINS KOVLER, LLC, 3 COLUMBUS CIRCLE, 15TH FLOOR, NEW YORK, NY 10019, TOLL-FREE TELEPHONE: +1 (800) 326-5997, EMAIL: SWX@HARKINSKOVLER.COM.

STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATING TO THE SOLICIATION OF PROXIES BY ICAHN ENTERPRISES L.P. AND CERTAIN OF ITS AFFILIATES FROM THE STOCKHOLDERS OF SWX FOR USE AT THE 2022 ANNUAL MEETING OF SWX’S STOCKHOLDERS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICIATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF SWX AND WILL ALSO BE AVAILABLE FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICIATION IS CONTAINED IN THE SCHEDULE 14A FILED BY ICAHN ENTERPRISES AND ITS AFFILIATES WITH THE SEC ON OCTOBER 5, 2021.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF SOUTHWEST GAS SECURITIES AND CERTAIN ACTIONS THAT SOUTHWEST GAS’ BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. SOUTHWEST GAS’ PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF SOUTHWEST GAS SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING SOUTHWEST GAS WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).